Calculation of Filing Fee Tables
Table 1: Transaction Valuation
		Transaction Valuation	Fee Rate	Amount of Filing Fee
Fees to be Paid
Fees Previously Paid	1	$ 313,681,036.02		$ 43,319.35
	Total Transaction Valuation:	$ 313,681,036.02
	Total Fees Due for Filing:			$ 43,319.35
	Total Fees Previously Paid:			$ 43,319.35
	Total Fee Offsets:			$ 0.00
	Net Fee Due:			$ 0.00
Offering Note
[1]	(1) Calculated as the aggregate maximum purchase price for units of beneficial interest, based upon the estimated net asset value per unit as of October 31, 2025. The fee of $43,319.35 was paid in connection with the filing of the Schedule TO-I by AMG Pantheon Master Fund, LLC (File No. 005-89631) on December 22, 2025 (the "Schedule TO"). This is the final amendment to the Schedule TO and is being filed to report the results of the offer. (2) Calculated at $138.10 per $1,000,000.00 of the Transaction Valuation.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Fee Paid with Fee Offset Source
Fee Offset Claims
Fee Offset Sources